UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified in Its Charter)

CERIDIAN CORPORATION
(Name of Person(s) Filing Proxy Statement)

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April 15, 2003

Dear Stockholder:

      On behalf of Ceridian’s Board of Directors, I am pleased to invite you to attend Ceridian Corporation’s 2003 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, on Wednesday, May 21, 2003 at 8:30 a.m., local time.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the proposal recommended by Ceridian’s Board of Directors to elect eight individuals to serve as directors of Ceridian. Our Board of Directors believes that a favorable vote for each nominated director is in the best interests of Ceridian and its stockholders, and unanimously recommends a vote FOR the election of each nominated director. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be voted at the annual meeting. We hope that you will be able to attend the meeting. Whether or not you can be present at the meeting in person, please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

      We look forward to seeing you at the meeting.

Sincerely,

Ronald L. Turner
Chairman, President and Chief Executive Officer

Ceridian Corporation

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Notice of 2003 Annual Meeting of Stockholders

to be Held on Wednesday, May 21, 2003

      The 2003 Annual Meeting of Stockholders of Ceridian Corporation will be held on Wednesday, May 21, 2003 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purpose of electing eight directors and to transact other business properly coming before the meeting.

      The Board of Directors has fixed the close of business on April 2, 2003 as the record date for the purpose of determining stockholders who are entitled to notice and vote at the meeting and any adjournments. Stockholders are entitled to one vote for each share held of record as of the record date. No admission ticket will be necessary.

      A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 9, 2003 through May 20, 2003, at our corporate headquarters.

April 15, 2003

BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Executive Vice President, General Counsel and Corporate Secretary

TABLE OF CONTENTS

SCHEDULE 14A INFORMATION
Ceridian Corporation 3311 East Old Shakopee Road Minneapolis, Minnesota 55425
PROXY STATEMENT--GENERAL INFORMATION
ELECTION OF DIRECTORS (ITEM 1)
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
STOCK PRICE PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN (CERIDIAN, THE S&P 500 INDEX AND THE PEER GROUP INDEX)
REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE
EXECUTIVE COMPENSATION
PENSION PLAN TABLE
EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS
SHARE OWNERSHIP INFORMATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT AUDITORS AND AUDITOR FEES
OTHER MATTERS
Proxy Card

PROXY STATEMENT—GENERAL INFORMATION

________________________________________________________________________________

Date, Time, Place and Purposes

The meeting will be held on Wednesday, May 21, 2003 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purpose set forth in the Notice of Meeting.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about April 15, 2003 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT!

•	Voting by Mail. A proxy card is enclosed for your use. Whether or not you expect to attend the meeting, please sign, date and mail your proxy card promptly in the enclosed postage paid envelope.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or by the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, please do not return your proxy by mail.

Proxies will be voted as specified by you. If you sign, date and mail your proxy or use telephone or Internet voting without indicating how you want to vote, your proxy will be voted in favor of the election of all of the nominees for director listed in this proxy statement.

The Board recommends you vote FOR all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of record of Ceridian common stock are entitled to one vote for each share held. As of April 2, 2003, the record date, there were 148,158,893 shares of our common stock outstanding and eligible to vote at the meeting.

Quorum Requirement

The presence at the meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the vote reflects withholding of authority to vote.

Vote Required for Election of Directors

The eight director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone and Internet instructions.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by sending a written statement to the Corporate Secretary, by submitting another proxy with a later date or by voting again by telephone or the Internet. The written statement or proxy with a later date must be received by the Corporate Secretary prior to the meeting. You may also revoke your proxy by appearing and voting at the meeting.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or the Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, the stockholder’s vote will be kept confidential prior to the final tabulation of the vote at the meeting. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to our independent election inspector (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted.

Householding of Annual Meeting Materials

Companies are permitted to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if they believe the stockholders are members of the same family. Each stockholder continues to receive a separate proxy card in the mailing. This procedure, referred to as householding, may reduce the volume of duplicate information stockholders receive and reduce a company’s expenses. A number of brokerage firms have instituted householding. If your family has multiple Ceridian accounts, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. These options are available to you at any time.

We have discussed householding of all of our relevant record holder accounts with our transfer agent, The Bank of New York. Based upon our review of the costs and benefits of this process with our transfer agent, we have decided that it would not be cost effective to implement householding for our record holders at this time.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the authorized persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

ELECTION OF DIRECTORS (ITEM 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that the Board determines the number of directors, which is currently set at seven and will be expanded to eight immediately prior to the Annual Meeting of Stockholders. The Board has designated as nominees for director Mr. Alan F. White and all seven of the directors presently serving on the Board.

The Board recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than eight people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve.

However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, the Board may reduce the number of directors, and proxies, at the Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2004 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of March 31, 2003, concerning the eight nominees for election as directors of Ceridian:

WILLIAM J. CADOGAN, age 54

•	General Partner of St. Paul Venture Capital, Inc., a venture capital firm, since April 2001

•	Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., a designer and manufacturer of products and systems for broadband telecommunications networks. Chairman of ADC from February 1994 through February 2001, and President and Chief Executive Officer of ADC from July 1991 through February 2001

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from February 2000 to March 2001

•	Also a director of Pentair, Inc.

NICHOLAS D. CHABRAJA, age 60

•	Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

•	Vice Chairman of General Dynamics from December 1996 to June 1997

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of General Dynamics

ROBERT H. EWALD, age 55

•	Chairman and Chief Executive Officer of Scale Eight, Inc., a provider of file storage solutions, since October 2002

•	Executive Chairman of Learn2 Corporation, an e-learning company, from September 2001 to October 2002

•	President and Chief Executive Officer of E-Stamp Corporation, an Internet postage company, from March 1999 to September 2001

•	Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of high performance workstations, servers and super computers, from October 1997 to July 1998

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from February 1998 to March 2001

•	Also a director of Scale Eight and LTWC Corporation

RONALD T. LEMAY, age 57

•	President and Chief Operating Officer of Sprint Corporation, a global communications company, since October 1997

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from January 1997 to March 2001

•	Also a director of Sprint, Imation Corporation and Allstate Corporation

GEORGE R. LEWIS, age 62

•	Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Altria Group, Inc. (f/k/a Philip Morris Companies Inc.), a consumer packaged goods company. Served in such positions from May 1997 through March 2001

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from November 1994 to March 2001

•	Also a director of Kemper Insurance Companies

RONALD L. TURNER, age 56

•	Chairman, President and Chief Executive Officer of Ceridian since August 2000

•	Chief Executive Officer of Ceridian’s predecessor from January 2000 to March 2001 and President from April 1998 to March 2001

•	Chief Operating Officer of Ceridian’s predecessor from April 1998 to January 2000

•	Served as a director of Ceridian since August 2000 and Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of FLIR Systems, Inc. and The Pittston Company

CAROLE J. UHRICH, age 59

•	Executive Vice President of Maytag Corporation, a home and commercial products company, and President of Maytag’s Home Solutions Group from January 2000 through December 2000

•	Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from September 1998 to April 1999

•	Executive Vice President of Commercial Imaging for Polaroid from March 1997 to September 1998

•	Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from November 1994 to March 2001

ALAN F. WHITE, age 65

•	Senior Associate Dean, Massachusetts Institute of Technology, Alfred P. Sloan School of Management since 1994

•	Member of the MIT faculty, ex officio

•	Consultant in the area of management development and business development

•	Director of SBS Technologies, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings in 2002. Each current director of Ceridian attended at least 75% of the meetings of the Board and its committees on which the director served. The Board maintains five committees that took action in 2002 as follows:

Committee	Meetings	Written Action

Executive	1	2
Audit	6	1
Compensation and Human Resources	4	1
Nominating and Corporate Governance	2	1
Strategy Review	2	0

Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee is limited to directors who are not current or former employees of Ceridian. Each committee has a separate written charter. The Board and each committee continue to review their respective committee charters and membership as the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange are finalized and become effective.

Executive Committee

The following directors serve on the Executive Committee:

Ronald L. Turner, Chair
Nicholas D. Chabraja
Ronald T. LeMay

This committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to the Board and are subject to revisions and alterations by the Board.

Audit Committee

The following directors serve on the Audit Committee:

George R. Lewis, Chair
William J. Cadogan
Robert H. Ewald

This committee:

•	monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitors the independence and performance of our independent auditors and internal auditing department; and

•	provides an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

The Audit Committee also has the sole authority to:

•	engage and retain our independent auditors;

•	determine and pre-approve the type and scope of all audit and non-audit services provided by our independent auditors; and

•	approve the compensation of the independent auditors.

KPMG LLP, our independent auditors, report directly to the Audit Committee, and the Audit Committee has full oversight over all services performed by them. The committee periodically meets separately in executive session with both KPMG LLP and our head of internal audit.

For additional information about the Audit Committee, we refer you to the “Report of the Audit Committee” contained in this proxy statement.

Compensation and Human Resources Committee

The following directors serve on the Compensation and Human Resources Committee:

Nicholas D. Chabraja, Chair
Ronald T. LeMay
Carole J. Uhrich

This committee:

•	approves the compensation and benefits of our executive officers, including the chief executive officer;

•	reviews the process of managing executive succession, diversity and development;

•	assesses the adequacy of our human resource policies and principles; and

•	determines compensation policies, practices and structures to attract and retain our key executives.

Nominating and Corporate Governance Committee

The following directors serve on the Nominating and Corporate Governance Committee:

Ronald T. LeMay, Chair
Nicholas D. Chabraja
George R. Lewis

This committee:

•	reviews the composition and organization of the Board and its committees and recommends to the Board the adoption of relevant corporate governance policies;

•	recommends to the Board compensation for non-employee directors and considers all nominees, including those recommended by stockholders, for Board membership; and

•	conducts periodic evaluations of the performance of the Board.

Strategy Review Committee

The following directors serve on the Strategy Review Committee:

Carole J. Uhrich, Chair
William J. Cadogan
Robert H. Ewald
Ronald L. Turner

This committee:

•	assists the Board by reviewing and assessing the strategic plans of our business units and our performance in meeting key objectives in connection with acquisitions and other strategic transactions; and

•	makes recommendations to the Board on issues relating to corporate strategy and strategic planning.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors during 2002. Directors who are employees of Ceridian are not separately compensated for their services as a director.

	Cash
	Compensation	Security Grants

				Shares Issued
				as Restricted
			Shares Issued as	Stock
	Cash Portion of	Shares	Portion of	Award to New
	Annual Retainer	Underlying	Annual Retainer	Director
Name	($)(1)	Options (#)(2)	(#)(1)(3)	(#)(4)

Bruce R. Bond (5)	$10,204	0	536	0
William J. Cadogan	0	4,000	2,755	0
Nicholas D. Chabraja	31,000	4,000	1,377	0
Robert H. Ewald	26,000	4,000	1,377	0
Ronald T. LeMay	31,000	4,000	1,377	0
George R. Lewis	31,000	4,000	1,377	0
Carole J. Uhrich	31,000	4,000	1,377	0

(1)	Ceridian’s annual retainer is currently $52,000 and, at the election of the director, between 50% to 100% of this annual retainer is paid in restricted stock, deferred stock or a combination of the two. A minimum of 50% of this annual retainer must be paid in restricted or deferred stock. Ceridian also pays $5,000 to each of the chairs of the Compensation and Human Resources, Audit, Nominating and Corporate Governance and Strategy Review Committees which may be taken in cash, restricted stock, deferred stock or any combination of the three. The amount shown in this column includes the cash portion, if any, of the annual retainer elected by the director as well as any chair fees elected to be paid in cash. Mr. Cadogan elected to receive all of his annual retainer fees in restricted stock.

(2)	Each director received an annual option grant of 4,000 shares of common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted was equal to the fair market value of one share of the underlying common stock on the date the option was granted. Each option became exercisable in full six months after the date of grant and expires ten years from the date of grant.

(3)	Shares of restricted or deferred stock are non-transferable while the director serves on the Board.

(4)	Each newly elected director receives a one-time award of restricted stock. The number of restricted shares is determined by dividing an amount equal to two and one-half times the then current annual retainer for a non-employee director by the average closing price of a share of Ceridian common stock on the NYSE for the 10 trading days prior to the effective date of the individual’s election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest on each anniversary of the date of grant, and the shares may not be transferred before they vest.

(5)	Mr. Bond was a member of the Board of Directors through May 22, 2002. He did not stand for reelection to the Board of Directors at our May 22, 2002 Annual Meeting of Stockholders. He was a member of the Audit Committee and Strategy Review Committee.

CORPORATE GOVERNANCE

Our Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of our stockholders. As such, all directors stand for election by our stockholders every year, and all holders of our common stock have equal voting rights.

The Board has maintained a formal statement of corporate governance policies that expresses in a consolidated fashion the corporate governance practices of Ceridian. As a result of the passage of the Sarbanes-Oxley Act, recent rulemaking by the SEC and proposed revisions to the NYSE listing requirements regarding corporate governance policies and practices, the Board and various committees of the Board have devoted a substantial amount of time and effort during the past nine months to consider revisions to its existing governance practices in light of these new and proposed corporate governance requirements. Based upon this review, the Board and management believe that our policies are in compliance with all current requirements and that our policies already meet most of the proposed new requirements. The Board, its committees and management will continue to monitor the progress of corporate governance legislation and related rulemaking initiatives and will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act and any rule changes of the SEC and NYSE.

Our current statement of policies includes the following:

•	A majority of the directors should be independent.

•	The committees of the Board are established based on SEC and NYSE requirements and the Board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the Board’s desire to most effectively utilize directors’ time, experience and expertise.

•	The Nominating and Corporate Governance Committee will review at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian, and application of policies pertaining to tenure on the Board.

•	All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are non-employee directors. The Nominating and Corporate Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

•	The chairs of the respective Board committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the respective committee that they chair.

•	The Nominating and Corporate Governance Committee periodically conducts an evaluation of the performance of the Board as a whole based on evaluation forms completed by each of the individual directors. The results of this evaluation and any recommendations for changes are presented to the Board.

•	Any non-employee director who has completed, or as of the next annual meeting of stockholders will have completed, 12 years of service as a director will submit a letter to the Nominating and Corporate Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Nominating and Corporate Governance Committee has complete discretion as to whether and when the offer will be accepted.

•	Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Corporate Governance Committee offering not to stand for re-election to the Board at the next annual meeting of our stockholders. The Nominating and Corporate Governance Committee has complete discretion as to whether and when the offer will be accepted.

•	Unless waived by the Board, any non-employee director must retire from the Board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday.

•	Any director who is also an officer of Ceridian will retire from the Board immediately upon retirement or termination as an officer and employee of the company.

•	The non-employee directors meet in executive session at least once per year, and include in this meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-employee directors.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return from April 2, 2001 to December 31, 2002 for Ceridian’s common stock, the S&P 500 Index and our peer group index of data services companies aligned to Ceridian’s human resource solutions and Comdata business segments. Our common stock was wholly owned by Ceridian’s predecessor until all of our outstanding common stock was distributed to the stockholders of Ceridian’s predecessor in a tax-free spin transaction (which this proxy statement refers to as the “spin-off”) on March 31, 2001. As a result of the spin-off, our common stock did not trade on a regular way basis on The New York Stock Exchange until April 2, 2001. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Concord EFS, Inc.; DST Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Paychex, Inc.; and ProBusiness Services, Inc. The graph assumes the investment of $100 in each of Ceridian’s common stock, the S&P 500 Index and the peer group index of Ceridian on April 2, 2001, and the reinvestment of all dividends as and when distributed.

COMPARISON OF CUMULATIVE TOTAL RETURN

(CERIDIAN, THE S&P 500 INDEX AND THE PEER GROUP INDEX)

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is responsible for establishing and administering the compensation program for executive officers of the company. All committee members are independent directors who are not either current or former employees of the company. The executive compensation program is intended to:

•	compete appropriately with other companies;

•	reward superior performance with superior levels of compensation; and

•	align the interests of senior management with the interests of stockholders.

The executive compensation program is composed of three elements:

•	base salary;

•	annual incentive bonus; and

•	long-term incentive compensation.

Base salary is targeted at the 50th percentile of comparative market data. Total compensation (base salary, target annual incentive bonus and long-term incentive compensation) is targeted at or above the 75th percentile for achieving superior performance goals. Greater weight is given to an executive’s performance-based compensation (annual incentive bonus and long-term incentive compensation). The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The committee also determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans.

Each year the committee receives information regarding competitive compensation levels and practices for positions comparable to the company’s executive officer positions. This information is obtained from nationwide compensation survey information collected and evaluated internally by management and by independent consulting firms. The committee also has available for special projects an independent, nationally recognized, compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those included in the company’s peer group index utilized in the stock price performance graph found in this proxy statement, and not all of the companies included in the peer group index are included in the surveys the committee utilizes. Based on this comparative information, the committee generally targets base salary, total cash compensation (salary plus target annual incentive bonus) and long-term incentive compensation for each executive officer position to fall within a range between the 50th and 75th percentiles of the relevant marketplace.

Base Salary

The annual determination of an executive officer’s base salary is based on the committee’s subjective assessment of the following factors:

•	responsibilities of the position;

•	competitive practice;

•	executive performance and experience; and

•	relative internal reporting relationships.

The 2002 base salaries for executive officers, including the “named executives” listed in the Summary Compensation Table, were generally within the targeted range.

Annual Incentive Bonus

The determination of an executive officer’s target annual incentive bonus is based on the committee’s subjective assessment of the components listed below, the same factors considered with respect to determining base salary, and the philosophy regarding performance-based compensation. The actual amount of the annual incentive bonus is subject to the discretion of the committee. The amount or existence of any incentive payments can be impacted by significant external events, individual employment status and performance, and any unusual business events. To be eligible for an annual incentive bonus, the individual must be employed by the company on the last day of the calendar year. Annual incentive bonus payments are made in cash.

For 2002, the target bonus percentage for Messrs. Eickhoff, Krow, Nelson and Thew ranged from 50% to 75% of base salary, with the maximum possible bonus equal to between 100% to 150% of base salary.

The criteria for determining the amount of annual incentive bonus for corporate executive officers, which includes Ronald L. Turner, John R. Eickhoff and Gary M. Nelson of the named executives, was comprised of three components:

•	60% was dependent upon the achievement by Ceridian of specified levels of earnings per share;

•	20% was dependent upon the achievement by Ceridian of specified levels of revenue growth; and

•	20% was dependent upon the committee’s subjective assessment of Ceridian’s quarterly earnings per share results.

The criteria for determining the amount of annual incentive bonus for an executive officer responsible for an operating unit, which includes Gary A. Krow and Bruce J. Thew of the named executives, was comprised of four components:

•	30% was dependent upon the same earnings per share requirement;

•	30% was dependent upon the operating unit achieving specified levels of pre-tax earnings;

•	15% was dependent upon the operating unit achieving specified levels of revenue growth; and

•	25% was dependent upon the committee’s subjective assessment of the executive officer’s individual performance in areas such as productivity, quality improvements and customer retention.

For 2002, the committee used its discretion in awarding certain annual incentive bonuses. This resulted in bonus payments for Messrs. Eickhoff, Krow, Nelson and Thew ranging from approximately 26% to 54% of base salary. Payments under the annual incentive bonus program for all of the named executives were below target.

Long-Term Incentive Compensation

Long-term incentive compensation for executive officers consists primarily of annual awards of stock options. The annual determination of an executive officer’s option award within the range prescribed for his or her position is also based on the committee’s subjective assessment of the following factors:

•	responsibilities of the position;

•	individual performance and experience; and

•	past option awards made to the individual.

In 2002, annual stock option awards were made to Messrs. Eickhoff, Krow, Nelson and Thew that were generally within the targeted range. Such awards vest over three years and expire on January 29, 2007. In July 2002, Mr. Thew received an additional stock option award of 20,000 shares as a result of assuming a new Executive Vice President position.

Chief Executive Officer Compensation

Mr. Turner’s base salary during 2002 was $615,000, the same amount as his 2001 base salary. For 2002, Mr. Turner’s target annual incentive bonus percentage was 100% of his base salary and his maximum annual incentive bonus percentage was 200% of his base salary. His potential annual incentive bonus was comprised of the same components used to calculate Messrs. Eickhoff’s and Nelson’s bonus. In 2002, Mr. Turner’s annual incentive bonus payment amounted to approximately 65% of his base salary. Mr. Turner also received a stock option award that was generally within the targeted range. The committee determined that Mr. Turner’s salary, annual incentive bonus target percentage and long-term incentive compensation are in accordance with the practices described in the previous sections. These determinations are based primarily on the committee’s evaluation of Mr. Turner’s performance and the company’s performance. The committee has assigned no specific weighting to the factors it considered in evaluating the total direct compensation of Mr. Turner.

Mr. Turner also participates in the defined benefit pension plan and certain supplemental retirement programs, including the endorsed split dollar life insurance arrangement implemented in January 2002.

Other Compensation Actions

In 2002, a long-term care insurance program was made available to certain executive officers, including Messrs. Turner, Eickhoff, Krow and Nelson. Also, in 2002 the following programs were approved for implementation in 2003:

•	401(k) restoration employer matching credits of up to 4% of gross pay above government imposed compensation limits for participants, including Messrs. Turner, Eickhoff, Krow and Nelson, whose 401(k) matching contributions are limited by such limits; and

•	supplemental employer matching credits to Ceridian’s defined contribution plan of up to 8% of gross pay for certain officers, including Messrs. Krow and Nelson, who do not participate in the defined benefit plan.

Stock Ownership Guidelines

The committee has approved stock ownership guidelines for Ceridian’s senior executive officers. The stock ownership guidelines provide that each senior executive should strive to own stock with a market value equal to a multiple of his or her base salary. The ownership guidelines range from owning Ceridian stock valued at five times base salary for the Chief Executive Officer, three times base salary for executive officers responsible for operating units, and two times base salary for the other corporate executive officers. With the exception of Mr. Thew, the current senior executive officers have until 2005 in which to attain their individual stock ownership goals. Mr. Thew became subject to the stock ownership goals in July 2002 as a result of assuming a new Executive Vice President position, and will have until 2007 to attain his stock ownership goal. The committee is monitoring the progress of the executives as they strive to meet their ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to each of the chief executive officer and the four most highly compensated officers (other than the CEO) of a publicly held corporation unless certain requirements are met. One of these requirements is that individual compensation over $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The company paid no excess compensation in 2002. The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based. At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the base salary, annual incentive bonus and long-term incentive compensation components of the compensation program in the manner it believes to be most beneficial to the company and its stockholders.

March 31, 2003

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
Ronald T. LeMay
Carole J. Uhrich

EXECUTIVE COMPENSATION

The following tables summarize the cash and non-cash compensation paid to or earned by our chief executive officer and the next four most highly compensated persons serving as executive officers as of December 31, 2002. These five individuals are referred to in this proxy statement as the “named executives.”

Summary Compensation Table

The following table summarizes the compensation for the past three years paid to or earned by the named executives:

		Annual Compensation(1)

				Other Annual
				Compensation
Name and Principal Position	Year	Salary($)(2)	Bonus($)	($)(3)

Ronald L. Turner	2002	$657,635	$400,000	$—
Chairman, President and	2001	658,750	425,000	14,889
Chief Executive Officer	2000	645,000	500,000	59,693 (7)

John R. Eickhoff	2002	398,558	150,000	—
Executive Vice President and	2001	395,416	222,000	—
Chief Financial Officer	2000	344,992	227,520	—

Gary A. Krow	2002	299,992	150,000	14,700
Executive Vice President and	2001	299,160	275,000	16,153
President of Comdata	2000	290,008	236,513	—

Gary M. Nelson	2002	275,994	75,000	3,375
Executive Vice President,	2001	276,992	90,000	29,226
General Counsel and	2000	276,992	190,000	—
Corporate Secretary

Bruce J. Thew(9)	2002	265,570	136,990	—
Executive Vice President;	2001	210,772	78,237	—
President, Ceridian International	2000	202,227	121,806	—
Human Resource Services; and
Group Managing Director,
Centrefile Limited

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term
	Compensation(1)

	Awards	Payouts

	Securities
	Underlying		All Other
	Options/SARs	LTIP	Compensation
Name and Principal Position	(#)(4)	Payouts($)	($)(1)(5)

Ronald L. Turner	120,000	$—	$87,041 (6)
Chairman, President and	134,680	—	2,550
Chief Executive Officer	74,011 (8)	—	3,030

John R. Eickhoff	125,000	—	3,000
Executive Vice President and	148,148	—	2,550
Chief Financial Officer	67,340	—	3,030

Gary A. Krow	125,000	—	8,000
Executive Vice President and	134,680	—	5,100
President of Comdata	—	—	6,060

Gary M. Nelson	75,000	—	8,000
Executive Vice President,	83,502	—	5,100
General Counsel and	—	—	6,060
Corporate Secretary

Bruce J. Thew(9)	70,000	—	34,702
Executive Vice President;	53,872	—	22,341
President, Ceridian International	—	—	21,253
Human Resource Services; and
Group Managing Director,
Centrefile Limited

(1)	As a result of the March 31, 2001 spin-off, all of our executive officers served as executive officers of and received compensation from Ceridian and Ceridian’s predecessor in 2001. In 2000, the executive officers were compensated by Ceridian’s predecessor. Amounts reflected in the “Salary” and “Bonus” columns contain any compensation that was deferred by a named executive pursuant to the Ceridian Corporation Deferred Compensation Plan.

(2)	With the exception of Mr. Thew, the amounts reported for each individual as salary include an annual expense allowance paid to these individuals.

(3)	The amounts reported in 2002 and 2001 in this column represent the market value of an additional credit of 15% paid by Ceridian on funds transferred or deferred into an individual’s Ceridian phantom stock account under the Ceridian Corporation Deferred Compensation Plan. The market value of the additional credit of Ceridian phantom stock was determined by utilizing the closing price of Ceridian common stock on the NYSE on the date deferred funds were credited to the individual’s phantom stock account. The additional credit vests on the last day of the second calendar year that begins after the date that the transfer or contribution was made into the Ceridian phantom stock account.

(4)	The options granted to these individuals in 2001 and 2000 were made prior to the spin-off. In connection with the spin-off, outstanding options to purchase common stock of Ceridian’s predecessor were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. All stock award information has been adjusted to reflect the spin-off conversion adjustments.

(5)	The amounts disclosed for each individual represent company contributions to the accounts of the named individuals in defined contribution pension plans.

(6)	The amount shown includes: (a) $3,000 representing company contributions to a defined contribution pension plan; and (b) $84,041 of premiums paid by the company for an endorsed split dollar life insurance arrangement of which $3,300 represents the economic benefit of the term life portion of the premium and the balance represents a supplemental retirement benefit subject to vesting as described below under the heading “Pension Plans.”

(7)	The amount disclosed represents perquisites and includes $46,250 attributable to personal aircraft use substantially related to the transportation of family members to company business events.

(8)	The award represents a reload option to purchase common stock that was granted as a result of Mr. Turner exercising an option using previously owned shares.

(9)	Mr. Thew’s compensation is paid to him in British pounds sterling. Mr. Thew’s compensation as reflected in this table is being reported in U.S. dollars based upon the exchange rate in place at the end of each fiscal year. The exchange rates used in this table are: (1) for December 31, 2002, the exchange rate was £1 to $1.61; (2) for December 31, 2001, the exchange rate was £1 to $1.4546; and (3) for December 31, 2000, the exchange rate was £1 to $1.493.

Options to Purchase Common Stock Granted During 2002

The following table shows the numbers of options to purchase shares of Ceridian common stock that were granted during 2002 to the named executives.

	Individual Grants(1)
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)(2)	Date	5%($)	10%($)

Ronald L. Turner	120,000	2.41%	$18.11	1/29/07	$608,496	$1,325,652
John R. Eickhoff	125,000	2.51%	18.11	1/29/07	633,850	1,380,888
Gary A. Krow	125,000	2.51%	18.11	1/29/07	633,850	1,380,888
Gary M. Nelson	75,000	1.51%	18.11	1/29/07	380,310	828,533
Bruce J. Thew	50,000	1.00%	18.11	1/29/07	253,540	552,355
	20,000 (4)	0.40%	17.81	7/02/07	99,736	217,282

(1)	All of the above options vest in cumulative annual one-third installments beginning one year after the date of grant. The exercisability of the above options will generally be accelerated (i) if an optionee’s employment is terminated due to death, disability or retirement or (ii) upon a change of control. All of the above options have a “reload” feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously owned shares of Ceridian common stock. Each reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.

(2)	The per share exercise price of each option is equal to the market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant.

(3)	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Ceridian common stock, overall market conditions and the optionees’ continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(4)	Award made to Mr. Thew on July 2, 2002.

Exercises and Values of Options to Purchase Common Stock

The following table summarizes information regarding the exercise of options to purchase shares of Ceridian common stock during 2002 by the named executives, as well as the December 31, 2002 value of unexercised stock options held by the named executives.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARs at		Options/SARs at
	Acquired	Value	Fiscal Year End(#)		Fiscal Year End($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald L. Turner	—	—	1,640,789	209,786	$969,517	$63,748
John R. Eickhoff	—	—	1,022,640	331,509	1,233,489	70,123
Gary A. Krow	11,545	$112,795	304,220	214,786	239,616	63,748
Gary M. Nelson	—	—	262,177	130,668	19,762	39,524
Bruce J. Thew	—	—	117,621	105,914	12,750	25,499

(1)	Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on December 31, 2002 ($14.42) and the exercise price of in-the-money options, before payment of applicable income taxes.

The exercise price and tax withholding obligations for option exercises may be paid in cash and, subject to certain conditions or restrictions, by delivery of previously owned shares or pursuant to a cashless exercise procedure under which the optionee provides instructions to a brokerage firm to sell the purchased shares and to remit to Ceridian, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Pension Plans

We maintain a voluntary, tax qualified, defined benefit pension plan for certain of our U.S. employees that is funded by employee and employer contributions. This plan, which was assumed by us in connection with the spin-off, was closed to new participants effective January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period with our company (or our predecessor company) while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans, such as our pension plan, a benefit equalization plan was established, which we also assumed in connection with the spin-off, to provide retirees participating in the pension plan with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. A benefit protection trust has been established and partially funded to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. This trust was transferred to us in the spin-off. A separate benefit protection trust has also been established and partially funded for the benefits to be paid to Messrs. Turner and Eickhoff under the benefit equalization plan. Assets in each of these three trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2003 at age 65:

PENSION PLAN TABLE

	Years of Credited Service

Remuneration	10	15	20	25	30	35	40	45

$500,000	77,802	116,702	155,603	194,504	233,405	263,405	293,405	323,405
600,000	93,802	140,702	187,603	234,504	281,405	317,405	353,405	389,405
700,000	109,802	164,702	219,603	274,504	329,405	371,405	413,405	455,405
800,000	125,802	188,702	251,603	314,504	377,405	425,405	473,405	521,405
900,000	141,802	212,702	283,603	354,504	425,405	479,405	533,405	587,405
1,000,000	157,802	236,702	315,603	394,504	473,405	533,405	593,405	653,405
1,100,000	173,802	260,702	347,603	434,504	521,405	587,405	653,405	719,405
1,200,000	189,802	284,702	379,603	474,504	569,405	641,405	713,405	785,405
1,400,000	221,802	332,702	443,603	554,504	665,405	749,405	833,405	917,405

Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2002 covered by these plans for the named executives was as follows: Mr. Turner $998,582 and Mr. Eickhoff $505,068. Messrs. Krow, Nelson and Thew are not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

As of December 31, 2002, years of credited service for Mr. Turner was 10 years and for Mr. Eickhoff was 39.25 years.

Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

Supplemental Retirement Benefits. Mr. Turner’s employment agreement provides for a supplemental retirement benefit payable to him following termination of employment provided that he does not breach his confidentiality, non-compete, non-recruitment and non-disparagement obligations. This benefit will be paid in the form of a lump sum payment equal to the then present value of Mr. Turner’s normal monthly pension for his lifetime that starts during the fourth month after his employment is terminated. If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service (including his service with Ceridian’s predecessor) through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus any payments he would receive under our pension plan and benefit equalization plan and any other defined benefit pension plan from a prior employer. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be reduced. If Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit. Mr. Turner’s estimated lump sum benefit payable at age 62 is approximately $4 million, less the amount of other defined benefit pension plan payments from other employers. This lump sum benefit amount assumes current defined benefit plan provisions, increases in Mr. Turner’s annual salary at a rate of 4% per year through age 62, annual incentive bonus payments at target, and an interest rate of approximately 5%.

Mr. Turner also has an endorsed split dollar life insurance arrangement that has a supplemental retirement component that vests upon continued employment until age 60. The policy is owned by Ceridian and upon the death of Mr. Turner while he is employed by Ceridian, will provide a $3 million death benefit to the beneficiary named by Mr. Turner and the balance of any policy proceeds will be paid to Ceridian. If Mr. Turner leaves Ceridian before age 60, he would have the option to purchase the insurance policy by paying Ceridian the lesser of the cash surrender value of the policy or aggregate premiums paid by Ceridian on the policy less the aggregate amount of the economic benefit previously attributed to Mr. Turner. If Mr. Turner leaves Ceridian after age 60 or following a change of control of Ceridian, Ceridian will assign all of its interests and rights to the program to Mr. Turner. As of December 31, 2002, the cash surrender value of this policy was $81,937.

Mr. Eickhoff’s employment agreement provides that in the event of his termination without cause, he will receive a supplemental retirement benefit calculated by including an additional year’s base salary in the determination of his final average pay for purposes of the pension plan and benefit equalization plan.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

We have employment agreements with each of the named executives.

Term. The initial terms of our agreements with Messrs. Turner, Eickhoff, Krow and Nelson expire on the later of January 29, 2005 (April 22, 2005 for Mr. Eickhoff) or two years after a change of control of Ceridian occurring before the expiration of the agreement. The initial term of our agreement with Mr. Thew expires on the later of March 24, 2006 or two years after a change of control of Ceridian occurring before the expiration of the agreement. Our agreements with the named executives will each automatically renew for successive additional one-year terms on each anniversary date of the agreement.

Payments Upon Termination. If we terminate an agreement with Messrs. Turner, Eickhoff, Krow and Nelson without cause and a release of claims is signed by the executive, the terminated executive will be entitled to receive a lump sum payment equal to:

•	75 days of his annual base salary;

•	two years’ base salary and annual cash expense allowance (three years for Mr. Turner); and

•	a proportionate share of the annual incentive bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

If we terminate Mr. Thew’s agreement without cause, he will be entitled to receive a lump sum payment equal to:

•	75 days of his annual base salary;

•	one year’s base salary and an amount equal to his annual car lease; and

•	a proportionate share of the annual incentive bonus he would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

In addition, our agreements with Messrs. Turner, Eickhoff, Krow and Nelson provide for continued payment of certain insurance coverage for the executive and his or her spouse related to the payment of certain nursing home and home health care expenses upon retirement, death or termination without cause by Ceridian.

Our agreements with the named executives contain provisions providing payments if termination occurs due to death or disability. Also, our agreement with Mr. Turner provides for the continuation of group benefits until age 65 if Mr. Turner retires. Our agreements with Messrs. Turner and Eickhoff also provide for certain supplemental retirement benefits described in the “Executive Compensation” section of this proxy statement under the heading “Pension Plans.”

Change of Control Arrangements

The exercisability of stock options or the vesting of other awards under our stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerate upon either a “change of control” of

Ceridian or a “change of control termination” of the executive.

In addition, our defined benefit retirement plan provides that upon the occurrence of a change of control or a determination by our Board of Directors that a change of control may occur in the near future, excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), may be used to increase benefits in the manner and to the extent provided for in the retirement plan and as determined by our Board of Directors.

Also, the endorsed split dollar life insurance arrangement for Mr. Turner provides that if Mr. Turner is terminated as a result of a “change of control termination” Ceridian will transfer the policy and pay Mr. Turner an amount equal to the sum of:

•	three times the amount of the annual premiums paid under the policy; and

•	the amount of income tax that would be payable by Mr. Turner as a result of the transfer of the policy and the payment of three times the annual premiums.

For these purposes, a “change of control” is generally defined as any of the following:

•	a merger or consolidation involving Ceridian if less than 60 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•	ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, our benefit plans or acquisition by individuals reporting their ownership on Schedule 13G;

•	a sale of substantially all of our assets;

•	approval by our stockholders of a plan for the liquidation of our company;

•	specified changes in the composition of our Board of Directors; or

•	any other events or transactions that our Board of Directors determines constitute a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•	termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•	the executive terminates employment with Ceridian for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability, but includes termination in anticipation of a change of control (whether or not the change of control actually occurs).

The executive employment agreements with the named executives provide that following a change of control termination of the executive, the executive will be entitled to receive a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year termination occurs, and (ii) three times the following:

•	twelve months base salary;

•	any bonus the executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved;

•	amount of the annual cash expense allowance; and

•	highest annual amount of 401(k) Restoration Match (an employer contribution to make up for limitations upon the employer 401(k) match as a result of IRS imposed compensation limits) made by Ceridian into the Deferred Compensation Plan in the last three years.

In lieu of receiving three times the annual cash expense allowance and highest annual amount of 401(k) Restoration Match, Mr. Thew will receive three times (i) the cash equivalent of his annual car lease and (ii) the highest annual employer contribution made to his defined contribution pension plan.

In addition, Messrs. Krow and Nelson will receive three times the highest aggregate amount of:

•	basic and performance matching contributions into Ceridian’s Savings and Investment Plan; and

•	supplemental Matching Credit (an employer contribution made to provide competitive retirement benefits) made by Ceridian on behalf of the executive into the Deferred Compensation Plan in the last three years.

Messrs. Turner and Eickhoff will receive a pension supplement equivalent to the value of three additional years of age and service credit under Ceridian’s defined benefit pension plans (other than Mr. Turner’s supplemental retirement benefit pursuant to his employment agreement). If Mr. Turner’s supplemental benefit is paid before his sixtieth birthday, the reduction for early retirement will not be applied. The amount of Mr. Eickhoff’s lump sum payment will be included in the determination of final average pay for purposes of computing his supplemental retirement benefits.

The lump sum payments made to the named executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, Messrs. Turner, Eickhoff, Krow and Nelson would each receive “gross-up” payments to put the executives in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, following a change of control termination, the named executives will receive until age 65 similar group health and welfare benefits as the executive received immediately prior to the change of control.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of March 31, 2003 by each director, by each of the named executives, and by all executive officers and directors as a group.

	Amount and Nature of Ownership(1)

		Options
	Shares of	Exercisable
Name of Individual	Common Stock	Within 60 days	Phantom
or Identity of Group	(2)	of 3/31/03	Shares(3)(4)	Total

Directors:
William J. Cadogan	15,998	13,387	0	29,385
Nicholas D. Chabraja	14,515	18,774	0	33,289
Robert H. Ewald	13,211	24,161	0	37,372
Ronald T. LeMay	14,617	28,201	0	42,818
George R. Lewis	12,356	34,935	3,171	50,462
Ronald L. Turner	114,239	1,651,671	6,602	1,772,512
Carole J. Uhrich	15,527	34,935	0	50,462
Other Named Executives:
John R. Eickhoff	43,278	1,113,690	0	1,156,968
Gary A. Krow	39,403	390,781	18,359	448,542
Gary M. Nelson	14,924	315,011	14,350	344,285
Bruce J. Thew	9,225	152,245	0	161,470
All Executive Officers and Directors as a Group (13 persons)	339,905	4,163,503 (5)	45,381	4,548,789	(5)

(1)	Each individual owns beneficially less than one percent of the total outstanding shares of Ceridian common stock, except for Mr. Turner who beneficially owns approximately one percent. All directors and executive officers as a group own approximately three percent of the total outstanding shares of Ceridian common stock. Except for phantom shares, which do not have voting rights and have restrictions on transferability, each director and executive officer has sole voting and investment power for all shares of common stock opposite his or her name.

(2)	Includes shares of restricted stock held by executive officers and directors. Includes shares of common stock allocated to the individual accounts of certain executive officers under Ceridian’s 401(k) plans.

(3)	Includes phantom shares credited to the individual accounts of non-employee directors pursuant to deferrals of annual retainer fees under the Amended and Restated 2001 Director Performance Incentive Plan. All distributions paid from an individual director’s phantom stock account will be made in Ceridian common stock (fractional shares paid in cash). Distributions from an individual director’s Phantom stock account will be made based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the board or in five, 10 or 15 year annual installments. Phantom stock does not have voting rights.

(4)	Includes phantom shares credited to the individual accounts of executive officers pursuant to deferrals made by the individual under the Ceridian Corporation Deferred Compensation Plan. All distributions paid from an individual’s phantom stock account will be made in Ceridian common stock (fractional shares paid in cash). Phantom stock may not be transferred out of an individual’s phantom stock account until retirement or termination. Phantom stock does not have voting rights. For each contribution made by an individual to his or her phantom stock account, Ceridian credits the individual’s phantom stock account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom stock account.

(5)	Of the options that are exercisable within 60 days of March 31, 2003, only 826,189 options were “in-the-money” on March 31, 2003.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2003.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

FMR Corp.	20,574,886(1)	13.89%
Edward C. Johnson 3d
Abigail P. Johnson 82 Devonshire Street Boston, MA 02109
Janus Capital Management LLC	17,401,995(2)	11.75%
100 Fillmore Street Denver, CO 80206
Capital Research and Management Company	16,488,200(3)	11.13%
333 South Hope Street Los Angeles, CA 90071
AIM Management Group Inc., and its subsidiaries	12,829,782(4)	8.66%
AIM Advisors, Inc. AIM Capital Management, Inc., and AIM Private Asset Management, Inc.
11 Greenway Plaza, Suite 100 Houston, TX 77046
Harris Associates L.P.	9,732,532(5)	8.20%
Harris Associates Inc.
Two North LaSalle Street, Suite 500 Chicago, IL 60602

(1)	Beneficial ownership as of December 31, 2002 as reported in a Schedule 13G dated February 14, 2003. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 19,777,290 shares or 13.35 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 19,777,290 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 741,360 shares or 0.50 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 741,360 shares and sole power to vote or to direct the voting of 735,160 shares. Geode Capital Management, LLC is the beneficial owner of 536 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 55,700 shares, and has the sole power to vote and sole power to dispose of these shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(2)	Beneficial ownership as of December 31, 2002 as reported in a Schedule 13G dated February 14, 2003. These securities are deemed beneficially owned by Janus Capital Management LLC. Janus Capital owns 100% of Bay Isle Financial LLC and 50.1% of Enhanced Investment Technologies LLC (“INTECH”). Janus Capital, Bay Isle and INTECH are registered investment advisors, each providing investment advice to several investment companies. Janus Capital beneficially owns 17,390,995 shares or 11.74% for which it has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of such shares. As a result of its role as an investment advisor, INTECH may be deemed to beneficially own 11,000 shares, for which it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares.

(3)	Beneficial ownership as of December 31, 2002 as reported in a Schedule 13G dated February 10, 2003. These securities are deemed to be beneficially owned by the named party as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Represents sole power to dispose or to direct the disposition of 16,488,200 shares and sole voting power and shared voting power of zero shares.

(4)	Beneficial ownership as of December 31, 2002 as reported in a Schedule 13G dated February 10, 2003. Represents sole power to vote or direct the vote of 12,829,782 shares, and sole power to dispose or to direct the disposition of 12,829,782 shares.

(5)	Beneficial ownership as of December 31, 2002 as reported in a Schedule 13G dated February 6, 2003. These securities are beneficially owned by the named parties as a result of the named parties’ advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 4,894,600 shares, and Harris Associates L.P. serves as investment advisor to this trust. Represents shared power to vote or direct the vote of 9,732,532 shares, sole power to dispose or to direct the disposition of 4,837,932 shares, and shared power to dispose or to direct the disposition of 4,894,600 shares.

REPORT OF AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee consists of the following members of our Board of Directors:

George R. Lewis, Chair
William J. Cadogan
Robert H. Ewald

Mr. Bruce Bond served on the Audit Committee until the May 22, 2002 Annual Meeting of Stockholders.

Each member of the Audit Committee is independent and financially literate as defined under the current listing standards of the NYSE, and no member of the committee is a current or former employee of Ceridian.

The committee operates under a formal written charter adopted by the Board of Directors. A copy of the charter was included as Appendix B in the proxy statement dated April 18, 2001 pertaining to our 2001 Annual Meeting of Stockholders. This charter is reviewed annually by the committee and approved by the Board of Directors.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law. At various Audit Committee meetings thereafter, the committee met with representatives of management, internal legal counsel and KPMG LLP, Ceridian’s independent auditors. During those meetings, the committee furthered its understanding of the provisions of the Sarbanes-Oxley Act, proposed and final rules of the SEC, and the proposed NYSE listing requirements. The committee is in the process of reviewing its charter and its processes that are already in place as well as those processes that will be implemented to comply with the new requirements of the Sarbanes-Oxley Act, the SEC rules and revised NYSE listing requirements once finalized and effective.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance of Ceridian. The committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to anyone within Ceridian. The committee has the ability to retain, at Ceridian’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, on the same terms as if the retention was authorized by the Board of Directors.

The independent auditors report directly to the committee and the committee has full oversight over and approval of all services performed by the independent auditors and the fees for such services.

Review of Ceridian’s Audited Consolidated Financial Statements for the Fiscal Year ended December 31, 2002

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Ceridian for the fiscal year ended December 31, 2002 with Ceridian’s management. Management is responsible for the consolidated financial statements and reporting process, including systems of internal controls. KPMG LLP is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with KPMG LLP its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Ceridian’s audited consolidated financial statements be included in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

March 31, 2003

Audit Committee

George R. Lewis, Chair
William J. Cadogan
Robert H. Ewald

INDEPENDENT AUDITORS AND AUDITOR FEES

The Audit Committee of the Board has selected KPMG LLP, our present auditors, to audit our accounts for the year ending December 31, 2003. KPMG LLP audited our accounts for the year ended December 31, 2002.

Representatives of KPMG LLP will attend the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

Audit Fees

The following table sets forth the aggregate fees billed to Ceridian for the fiscal years ended December 31, 2002 and 2001 by KPMG LLP:

	2002	2001

Audit Fees	$1,010,000	$912,000
Financial Information Systems Design and Implementation Fees	0	0
All Other Fees:(a)
Audit related fees(b)	463,000	348,000
Tax services	260,000	370,000
Spin-off related	0	60,000
Other	87,000	145,000

Total all other fees	810,000	923,000

Total Fees	$1,820,000	$1,835,000

(a)	The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence and determined that it was compatible.

(b)	Principally related to third-party reviews of transaction processing controls (SAS 70 reports) and audits of employee benefit plans

OTHER MATTERS

Ceridian Mailing Address

Our current mailing address is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Stockholder Proposals for 2004 Annual Meeting

All proposals of stockholders that are requested to be included in our proxy statement for the 2004 Annual Meeting of Stockholders must be received by our Corporate Secretary on or before December 18, 2003, to be included.

Any other stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 60 nor more than 90 days prior to the first year anniversary of the date we mailed our proxy statement in connection with our 2003 Annual Meeting. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary.

Director Nominations

In accordance with procedures set forth in our Bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•	all of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors;

•	the nominee’s business address and residence address; and

•	name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination.

Expenses of Solicitation

This solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation would be paid for such employee solicitation. We have also retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $7,500, plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on a review of copies of the Section 16(a) reports received during the period from January 1, 2002 until February 14, 2003, all of our officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (an annual filing with the SEC) for the year ended December 31, 2002 is included in this year’s Annual Report to Stockholders. Additional copies of the Form 10-K may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the postage paid envelope provided or by voting by telephone or the Internet.

By Order of the Board of Directors

Ronald L. Turner
Chairman, President and Chief Executive Officer

April 15, 2003

Minneapolis, Minnesota

TWO ADDITIONAL WAYS TO VOTE YOUR PROXY VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY — 7 DAYS A WEEK SAVE YOUR COMPANY MONEY — IT’S FAST AND CONVENIENT

TELEPHONE		INTERNET		MAIL
1-866-358-4698		http://proxyvotenow.com/cen
Use any touch-tone telephone. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple recorded instructions.	OR	Go to the website address listed above. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple instructions.	OR	Mark, sign and date your proxy card. Detach card from Proxy Form. Return the card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the
named proxies to vote your shares in the same
manner as if you have marked, signed and returned
the proxy card. If you have submitted your proxy
by telephone or the Internet there is no need for you
to mail back your proxy.
1-866-358-4698 CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
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(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated (x) in Black or Blue ink

1. Election of Directors:	[ ] FOR all nominees listed below	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below	[ ] FOR, except you may withhold authority to vote for any nominee by crossing out his or her name
Nominees:	01) — William J. Cadogan, 02) — Nicholas D. Chabraja, 03) — Robert H. Ewald, 04) — Ronald T. LeMay, 05) — George R. Lewis, 06) — Ronald L. Turner, 07) — Carole J. Uhrich, 08) — Alan F. White

If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here [ ]

To change your address, please mark this box and correct at left. [ ]

To include any comments, please Mark this box, and use reverse side [ ]

S C A N L I N E

Please sign exactly as name is printed to the left. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

DATE

SHARE OWNER SIGN HERE

CO-OWNER SIGN HERE

CERIDIAN CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors of Ceridian Corporation for the
Annual Meeting of Stockholders on May 21, 2003.

     The undersigned appoints Ronald L. Turner and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 21, 2003 and at any adjournment or postponement thereof all of the undersigned’s shares of Ceridian Corporation common stock held of record on April 2, 2003 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

     You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

     This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR the election of directors.

•	Voting by Mail. If you wish to vote by mailing this proxy, please sign, mark, date and return it in the enclosed postage-paid envelope.

•	Voting by Telephone. If you wish to vote by telephone, please follow the instructions on the reverse side of this card. If you vote by telephone you do not need to return this card.

•	Voting by Internet. If you wish to vote by Internet, please follow the instructions on the reverse side of this card. If you vote by Internet you do not need to return this card.

(Continued, and to be signed and dated on the reverse side)	CERIDIAN CORPORATION P.O. BOX 11290 NEW YORK, N.Y. 10203-0290